UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Golden River Resources Corporation.

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Golden River Resources Corporation.

(a Delaware Corporation)

INFORMATION STATEMENT

Date first mailed to Stockholders:

May 18, 2012

Level 8

580 St Kilda Road

Melbourne Victoria 3004

Australia

(Principle executive offices of the Company)

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GOLDEN RIVER RESOURCES CORPORATION.
PO Box 6315 St Kilda Road Central
Melbourne Victoria 8008 Australia
Tel +(613) 8532 2860
Fax +(613) 8532 2805
Email investors@goldenriverresources.com
Website www.goldenriverresources.com

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being furnished to Stockholders of Golden River Resources Corporation., a Delaware corporation (“Golden River” or the “Company”), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended, in connection with an Action by Written Consent, dated April 26, 2012, of the Stockholders of the Company in lieu of a General Meeting of Stockholders of the Company (the “Written Consent”). A copy of the Written Consent is attached as Exhibit “A” to this Information Statement.

Management of the Company is utilizing the Written Consent in order to reduce the expenses and demands on the Company’s executives’ time necessitated by the holding of a meeting of stockholders, since the only business of such a meeting would be the election of directors , and the Company’s principal stockholder, which owns 96.578% of the issued and outstanding shares of the Company's $.0001 par value common stock (the “Common Stock”) has indicated that it will vote for the election of directors, thereby ensuring the approval of such resolutions.  See “Vote Required”; and “Other Information Regarding the Company – Security Ownership of Certain Beneficial Owners and Management”. The Company has received an executed Written Consent from its principal stockholder which shall be effective 21 days from the date this Information Statement is first mailed to Stockholders.  See “Matters Set Forth in the Written Consent”.

Stockholders of record at the close of business on May 11, 2012 are being furnished copies of this Information Statement.  The principal executive offices of the Company are located at Level 8, 580 St Kilda Road Melbourne, Victoria, 3004, Australia, and the Company’s telephone number is 011 613 8532 2860.

MATTERS SET FORTH IN THE WRITTEN CONSENT

The Written Consent contains a resolution approving the appointment of Joseph Isaac Gutnick, Peter James Lee, David Stuart Tyrwhitt and Mordechai Zev Gutnick as directors of the company. The Company’s principal stockholder, Northern Capital Resources Corp., which owns 54,888,767 shares of common stock, representing 96.623% of the currently issued and outstanding shares of Common Stock, has executed the Written Consent, thereby ensuring the approval of the election of directors. See “Other Information Regarding The Company – Security Ownership of Certain Beneficial Owners and Management.”

VOTE REQUIRED

Counterpart copies of the Written Consent evidencing a majority of the outstanding shares of Common Stock, must be received by the Company within sixty days of the earliest dated counterpart copy of the Written Consent received by the Company in order to effectuate the matters set forth therein.  As of April 26, 2012 (date of Written Consent), 56,807,594 shares of Common Stock were issued and outstanding, thus, Stockholders representing no less than 28,403,797 shares of Common Stock were required to execute the Written Consent to effect the matters set forth therein.  As discussed under “Matters Set Forth in the Written Consent” the Company’s principal stockholder, which owns approximately 54,888,767 shares of Common Stock, or 96.623% of the outstanding Common Stock, has executed the Written Consent, thereby ensuring the approval of the re-election of the directors.  MANAGEMENT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MANAGEMENT A PROXY.

ELECTION OF DIRECTORS

General

Our By-laws provide that the number of Directors of the Company shall be a minimum of one person and that the number of directors which shall thereafter constitute the whole Board shall be determined by the Board of Directors.  The Board has determined that the number of Directors constituting the whole Board shall be four.

Directors need not be stockholders of the Company or residents of the State of Delaware.  Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified.  Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains.  A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Our Board of Directors currently has four members who hold office for a period of one year.

Director nominees

The following are management’s director nominees

Name	Director Since
Joseph Isaac Gutnick	March 1988
David Stuart Tyrwhitt	November 1996
Peter James Lee	February 1996
Mordechai Zev Gutnick	September 2005

Directors and executive officers

Name	Age	Position(s) Held

Joseph Gutnick	59	Chairman of the Board, President, Chief Executive Officer and Director

David Tyrwhitt	73	Director

Peter Lee	54	Director, Secretary, Chief Financial Officer and Principal Accounting Officer

Mordechai Gutnick	33	Director

Grant Ewing	50	President and Chief Executive Officer of Acadian

Director Qualifications

The following paragraphs provide information as of the date of this report about each director as well as about each executive officer. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years.

Joseph Gutnick

Mr Gutnick is a leading mining industry entrepreneur and has been Chairman of the Board, President and Chief Executive Officer since March 1988. He is currently Executive Chairman, President and Chief Executive Officer of numerous public listed companies in Australia and North America including Legend International Holdings, Inc., a US corporation traded on the OTC market, Executive Chairman and President of Aurum, Inc. and Electrum International, Inc., U.S. corporations traded on the OTC market, Executive Chairman, President and Chief Executive Officer of Northern Capital Resources Corp and Great Central Resources Corp, US corporations and Executive Chairman, Managing Director and Chief Executive Officer of North Australian Diamonds Limited, Top End Uranium Ltd and Quantum Resources Limited, which are listed on the Australian Stock Exchange. Mr Gutnick has been responsible for overseeing the discovery of the Plutonic gold deposit and the discovery, development and operation of the world class Bronzewing and Jundee gold mines in Australia. He was awarded the Diggers award at the 1997 Diggers and Dealers Industry Awards and is a former Director of the World Gold Council.  He is a Fellow of the Australasian Institute of Mining & Metallurgy and the Australian Institute of Management and a Member of the Australian Institute of Company Directors.

Mr Gutnick’s extensive experience in leading teams in building and operating major mining operations in Australia as well as his experience in founding and serving as the chief executive officer and chairman of a number of public companies will provide our Board with valuable executive leadership and management experience.

Mr Gutnick devotes sufficient of his business time to the affairs of the Company to advance the Company’s operations.

David Tyrwhitt

Dr Tyrwhitt was appointed a Director in November 1996. He is a geologist, holding a Bachelor of Science and PhD degrees and has 50 years experience in mineral exploration and management development and operation of gold mines in Australia. Since 1996, Mr Tyrwhitt has served as a consulting geologist through David S. Tyrwhitt & Associates (June 2002 to present) and Auminex Sdn. Bhd. (1996 to June 2002). Dr Tyrwhitt has been a Director of numerous public listed companies in Australia in the mining industry and is currently a Director of Hawthorn Resources Limited, Bassari Resources Ltd and Quantum Resources Limited listed on the Australian Securities Exchange, Legend International Holdings, Inc., a US corporation listed on the OTC market and Northern Capital Resources Corp.

Dr Tyrwhitt’s experience in working on mining projects in Australia and technical skills as a geologist will provide our Board with an industry-based perspective to mining operations.

Peter Lee

Mr Lee has been Chief Financial Officer and Principal Accounting Officer since August 1989 and was appointed a Director in February 1996. Mr Lee is a Member of the Institute of Chartered Accountants in Australia, a Fellow of Chartered Secretaries Australia Ltd., a Member of the Australian Institute of Company Directors and holds a Bachelor of Business (Accounting) from Royal Melbourne Institute of Technology. He has over 30 years commercial experience and is currently Chief Financial Officer and Company Secretary of North Australian Diamonds Limited, Top End Uranium Ltd and Quantum Resources Limited, which are listed on the  Australian Stock Exchange and Chief Financial Officer and Secretary of Legend International Holdings, Inc. and Electrum International, Inc., Secretary of Aurum, Inc., US corporations traded on the OTC market and Northern Capital Resources Corp and Great Central Resources Corp, US corporations and a Director of Acadian Mining Corporation, a corporation listed on Toronto Stock Exchange.

Mr Lee’s extensive financial and secretarial background in the mining and exploration industry in the US provides our Board with valuable experience in those areas and Mr Lee is one of our nominees on the Acadian board of directors.

Mr Lee devotes sufficient of his business time to the affairs of the Company and Acadian to advance the Company’s activities.

Mordechai Gutnick

On September 14, 2005, Mr Gutnick was elected a non-executive Director. He is a businessman and long-term investor in the mining industry.  From April 2001 to June 2002, Mr Gutnick served as a project advisor for AXIS, which provides services to the Company; from July 2002 to April 2003, Mr Gutnick was a private investor; and between May 2003 and October 2010, Mr Gutnick was a non-executive director of Quantum Resources Limited. Mr Gutnick has been appointed to the Audit and Remuneration Committee’s, effective September 14, 2005.  Mr Mordechai Gutnick is the son of Mr Joseph Gutnick.

Mr Gutnick’s knowledge and experience in the mining and exploration industry provides our Board with valuable experience in those areas.

Grant Ewing

Mr Grant Ewing has been President and Chief Executive Officer of Acadian since June 24, 2010. Mr Ewing is a seasoned mining executive with extensive experience in all aspects of mineral exploration and development.  Prior to joining Acadian Mining, Mr Ewing was employed as President and Chief Executive Officer of Staccato Gold Resources Ltd. from November 2007 to June 2010 where he was responsible for the overall management of the company’s affairs.  Before this he served as President and Chief Operating Officer of Linear Metals Corp, a junior mining company in 2007 and prior to that, he was Executive Vice President for Tahera Diamond Corporation where he supervised the corporate development, investor relations, and exploration divisions.

All Directors have been appointed for a one-year term which expires in November 2012.

Directors need not be stockholders of the company or residents of the State of Delaware. Directors are elected for an annual term and generally hold office until the next Directors have been duly elected and qualified. Directors may receive compensation for their services as determined by the Board of Directors. A vacancy on the Board may be filled by the remaining Directors even though less than a quorum remains. A Director appointed to fill a vacancy remains a Director until his successor is elected by the Stockholders at the next annual meeting of Shareholder or until a special meeting is called to elect Directors.

Board, Audit Committee and Remuneration Committee Meetings

Our Board of Directors consists of four members, of whom two have been, and continue to be, independent under applicable regulations. During fiscal 2011, our Board of Directors met once. The Board of Directors also use resolutions in writing to deal with certain matters, and during fiscal 2011, two resolutions in writing were signed by all Directors.

We do not have a nominating committee. Historically our entire Board has selected nominees for election as directors. The Board believes this process has worked well thus far particularly since it has been the Board's practice to require unanimity of Board members with respect to the selection of director nominees. In determining whether to elect a director or to nominate any person for election by our stockholders, the Board assesses the appropriate size of the Board of Directors, consistent with our bylaws, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates to fill each vacancy. Candidates may come to the attention of the Board through a variety of sources, including from current members of the Board, stockholders, or other persons. The Board of Directors has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not directors, officers, or employees of Golden River Resources on the same basis as candidates proposed by any other person.  The Board of Directors does not have a policy with respect to the use of diversity as a criteria for Board membership and does not consider diversity in the selection of our Directors.

Board Leadership Structure and Risk Oversight

The office of the Chairman of the Board and Chief Executive Officer currently are held by the same individual.  The Company believes that the combined role is more efficient for a smaller company.  Also, the Company’s Board of Directors sets the Company’s strategy and goals so the Chairman of the Board must be an integral part of that process, and he can provide strategic guidance to the Board by virtue of his role as Chief Executive Officer.

The Company’s Board is responsible for monitoring and assessing the Company’s risks, which include risks associated with operations, financing and capital investments.

Audit Committee

Dr David Tyrwhitt and Mr Mordechai Gutnick constitute our Audit Committee. It is the opinion of the Board of Directors that each of them is an independent director as defined in Rule 10A-3 of the Securities Exchange Act of 1934. In addition, the Board believes that Mr Tyrwhitt would meet the director independence requirements of the Nasdaq Stock Market if we were listed on such Market, but that Mr Mordechai Gutnick would not meet such Nasdaq independence requirements in light of his family relationship with Mr Joseph Gutnick who is our Chief Executive Officer. Our Audit Committee does not include a "financial expert" as defined in Item 401 (e) of Regulation S-K. The Company only has two independent Directors and neither of these independent Directors has a finance background. The Chair of the Audit Committee met with the external auditors on four occasions during fiscal 2011 in respect to annual and quarterly reports prior to the reports being filed.

The Board has adopted a written charter for the Audit Committee. The charter may be viewed on the Company’s website at www.goldenriverresources.com.

Remuneration Committee

The Board has a Remuneration Committee comprised of two independent directors. During fiscal 2011, the Remuneration Committee did not meet.

Code of Ethics

We have adopted a Code of Conduct and Ethics and it applies to all Directors, Officers and employees.  A copy of the Code of Conduct and Ethics is posted on our website at www.goldenriverresources.com and we will provide a copy to any person without charge.  If you require a copy, you can download it from our website or alternatively, contact us by facsimile or email and we will send you a copy.

Stockholder Communications with the Board

Stockholders who wish to communicate with the Board of Directors should send their communications to the Chairman of the Board at the address listed below.  The Chairman of the Board is responsible for forwarding communications to the appropriate Board members.

Mr. Joseph Gutnick
Golden River Resources Corporation
PO Box 6315 St. Kilda Road
Central Melbourne, Victoria 8008 Australia

Report of the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’ independent auditors are responsible for auditing those financial statements.

In performing our oversight duties we rely on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We also rely on the representations of the independent auditors included in their report on The Company’s financial statements.

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures. Furthermore, our contacts with management and the independent auditors do not assure that:

■	the Company’s financial statements are presented in accordance with generally accepted accounting principles,

■	the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or

■	the Company’s independent accountants are in fact “independent.”

In connection with the inclusion of the audited financial statements in the Company’s fiscal 2011 annual report on Form 10-K, the Board of Directors:

■	reviewed and discussed the audited financial statements with management,

■	discussed with our independent auditors the materials required to be discussed by SAS 61,

■	reviewed the written disclosures and the letter from our independent auditors required by Independent Standards Board Standard No. 1 and discussed with our independent auditors their independence, and

■	based on the foregoing review and discussion, recommended to the Board of Directors that the audited financial statements be included in the Company’s fiscal 2011 annual report on Form 10-K.

Dr. David Tyrwhitt, Chairman of the Audit Committee

Dr. David Tyrwhitt
Mr. Mordechai Gutnick

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, our Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in our Common Stock and are also required to provide to us copies of such reports.  Based solely on such reports and related information furnished to us, we believe that in fiscal 2011 all such filing requirements were complied with in a timely manner by all Directors, executive officers and greater than 10% stockholders, except that Mr Gutnick and Northern Capital each filed a Form 4 after the due dates for such Forms.

Executive Compensation.

Summary Compensation Table

The following table sets forth the annual salary, bonuses and all other compensation awards and pay outs on account of our Chief Executive Officer for services rendered to us during the fiscal years ended June 30, 2011 and 2010.  No other executive officer received more than US$100,000 per annum during this period.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Joseph Gutnick, Chairman of the Board, President and CEO (1)(2)(3)	2011 2010	CDN$20,476 A$16,771	- -	- -	- -	- -	- -	CDN$1,843 A$1,503	CDN$22,319 A$18,274
Grant Ewing, Director, President and CEO – Acadian(4)	2011 2010	CDN$250,000 -	CDN$125,000 -	- -	CDN$138,765	- -	- -	CDN$5,568 -	CDN$519,333 -

Will Felderhof, President and CEO – Acadian(5)	2011 2010	- CDN$92,454	- -	- -	- -	- -	- -	- CDN$330,000	- CDN$424,454

1.	The amounts listed were paid by us to AXIS, which provides the services of Mr. J I Gutnick.
2.
Excludes options granted to Kerisridge Pty Ltd and Fast Knight Nominees Pty Ltd of which Mr. J I Gutnick is a Director and Shareholder (see Item 13 – Certain Relationships and Related Party Transactions)

3.	Includes amounts paid by AXIS to an accumulation superannuation plan on behalf of Mr. J I Gutnick.
4.	The amounts included in the table for option awards has been calculated in accordance with ASC 718.
5.
Mr. Felderhof resigned as President and CEO of Acadian on February 19, 2010. Amounts included within All Other Compensation include CDN$300,000 termination payments under Mr. Felderhof’s historical employment agreement.

We have a written policy that we will not enter into any transaction with an officer, Director or affiliate of the Company or any member of their families unless the transaction is approved by the Audit Committee and the Audit Committee determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to the Company at the time authorised.

Outstanding Equity Awards at Fiscal Year-End

Option Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Gutnick, Chairman of the Board, President and CEO	- -	- -	50,000 200,000	$	US1.00 US$0.3084	10/15/14 10/19/11	- -	- -	- -	- -

2004 Stock Option Plan

The 2004 Plan provides for the granting of options. The maximum number of shares available for awards is 10% of the issued and outstanding shares of common stock on issue at any time (on a fully diluted basis).  If an option expires or is cancelled without having been fully exercised or vested, the remaining shares will generally be available for grants of other awards.

The 2004 Plan is administered by the Remuneration Committee of the Board comprised solely of directors who are not employees or consultants to Golden River Resources or any of its affiliated entities.

Any employee, director, officer, consultant of or to Golden River Resources or an affiliated entity (including a company that becomes an affiliated entity after the adoption of the 2004 Plan) is eligible to participate in the 2004 Plan if the Committee, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the success of Golden River Resources or an affiliated entity. During any one year period, no participant is eligible to be granted options to purchase more than 5% shares of our issued and outstanding common stock or if they provide investor relations activities, or are a consultant to the Company, 2% of the issued and outstanding shares of common stock in any 12 month period.

Options granted under the 2004 Plan are to purchase Golden River Resources common stock.  The term of each option will be fixed by the Remuneration Committee, but no option will be exercisable more than 10 years after the date of grant.  The option exercise price is fixed by the Remuneration Committee at the time the option is granted.  The exercise price must be paid in cash. Options granted to participants vest and have a term of 10 years, unless otherwise decided by the Board of Directors at the time of issue.

No award is transferable, or assignable by the participant except upon his or her death.

The Board may amend the 2004 Plan, except that no amendment may adversely affect the rights of a participant without the participant’s consent or be made without stockholder approval if such approval is necessary to qualify for or comply with any applicable law, rule or regulation the Board deems necessary or desirable to qualify for or comply with.

Subject to earlier termination by the Board, the 2004 Plan has an indefinite term except that no Incentive Stock Options (“ISO”) may be granted following the tenth anniversary of the date the 2004 Plan is approved by stockholders.

None of the proposed recipients have received any stock options or other equity based forms of compensation from us for at least the last three years.

Other than the issue of these Options, there are no other current plans or arrangements to grant any options under the 2004 Plan.

Compensation Pursuant to Plans

The Company does not have any pension or profit sharing plans.

Compensation to Directors

Name	Fees Earned or Paid in Cash (CDN$)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value andNonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total (CDN$)
David Tyrwhitt	20,476	-	-	-	-	1,843	22,319
Mordechai Gutnick	20,476	-	-	-	-	1,843	22,319

It is our policy to reimburse Directors for reasonable travel and lodging expenses incurred in attending Board of Directors meetings.  Commencing January 2005, non-management Directors are paid Directors fees of A$20,000 per annum, plus statutory superannuation of 9% in accordance with Australian law.

Securities authorized for issuance under equity compensation plans

The following table sets forth, as of June 30, 2011, information regarding options under our 2004 stock option plan, our only active plan.  The 2004 stock option plan has been approved by our stockholders.  Outstanding options under this plan that are forfeited or cancelled will be available for future grants. All of the options are for the purchase of our common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average Exercise price of outstanding options (b)		Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	485,000		$	US4.22	5,195,759	1)

Equity compensation plans not approved by security holders	-			-	-

Total	485,000	(1)	$	US4.22	5,195,759	1)

(1)	The maximum number of shares available for issuance under the 2004 stock option plan is equal to 10% of the issued and outstanding shares (on a fully diluted basis) of common stock, at any time.

Principal Officers Contracts

The principal officers do not have any employment contracts.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group as of April 24, 2012.

Title of Class	Name and Address of Beneficial Owner*	Amount and nature of Beneficial Owner		Percentage of class (1)
Shares of common stock	Joseph and Stera Gutnick	56,204,476	(2)(3)(4) (5)(6)	98.5
Shares of common stock	Northern Capital Resources Corp	54,888,767	(4)	96.6
Shares of common stock	David Stuart Tyrwhitt	5,000	(2)(9)	**
Shares of common stock	Mordechai Zev Gutnick	75,000	(2)(8)	**
Shares of common stock	Peter James Lee	125,000	(2)(7)	**
	All officers and Directors as a group	56,409,476	(10)	98.5
*	Unless otherwise indicated, the address of each person is c/o Golden River Resources Corporation, Level 8, 580 St. Kilda Road, Melbourne, Victoria 3004 Australia
** less than 1%

Notes:

(1)	Based on 56,807,408 shares outstanding as of April 24, 2012.

(2)	Does not include 125 shares of Common Stock beneficially owned by us.

(3)
Includes 539,460 shares of Common Stock owned by Edensor Nominees Pty Ltd., 175,399 shares of Common Stock owned by Kerisridge Pty Ltd., 150,000 shares of Common Stock owned by Surfer Holdings Pty Ltd, 200,000 shares of Common Stock owned by Kalycorp Pty Ltd and 850 shares of Common Stock owned by Pearlway Investments Proprietary Limited, of which Mr Joseph Gutnick, Stera M. Gutnick and members of their family are officers, Directors and principal stockholders.

(4)
Includes 54,888,767 shares of Common Stock owned by Northern Capital Resources Corp (“NCRC”). Mr Joseph Gutnick is the Chairman and Chief Executive Officer of NCRC and certain companies with which Mr Gutnick is associated own approximately 36.53% of the outstanding common stock of NCRC. In addition, Legend International Holdings, Inc. (“Legend”), of which Mr Gutnick is the Chairman and Chief Executive Officer, owns 31.46% of NCRC.

(5)	Joseph Gutnick and Stera Gutnick are husband and wife.

(6)	Includes 250,000 shares issuable upon exercise of stock options.

(7)	Includes 125,000 shares issuable upon exercise of stock options.

(8)	Includes 75,000 shares issuable upon exercise of stock options.

(9)	Includes 5,000 shares issuable upon exercise of stock options.

(10)	Includes 455,000 shares that are issuable upon exercise of stock options.

Certain Relationships and Related Transactions

We are one of ten affiliated companies. Each of the companies have some common Directors, officers and shareholders.  In addition, some of the companies owns equity in and is substantially dependent upon AXIS for its senior management and certain mining and exploration staff.  The Company owns 9.09% of the outstanding shares of AXIS and accounts for this interest at its cost price of $1.  A number of arrangements and transactions have been entered into from time to time between such companies.  It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each.   Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS, except that, one of these companies, Northern Capital Resources Corp. is the principal stockholder of the Company.

AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company.  Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services.  AXIS procures items of equipment necessary in the conduct of the business of the Company.  AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

We are required to reimburse AXIS for any direct costs incurred by AXIS for the Company.  In addition, we are required to pay a proportion of AXIS’s overhead cost based on AXIS’s management estimate of our utilization of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. AXIS has not charged the 15% service fee to us during fiscal 2010 or 2011. Amounts invoiced by AXIS are required to be paid by us.  We are also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

The Service Agreement may be terminated by AXIS or ourselves upon 60 days prior notice.  If the Service Agreement is terminated by AXIS, we would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS.  There can be no assurance that we could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us.  Our inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

In accordance with the Service Agreement, AXIS provides the Company with the services of our Chief Executive Officer, Chief Financial Officer and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

 During fiscal 2011 and 2010, AXIS provided services in accordance with the service agreement of CDN$113,099 and CDN$135,291 respectively. During fiscal 2011 and 2010, AXIS advanced Golden River Resources CDN$1,738,821 and CDN$465,832 respectively. During fiscal 2011, Golden River Resources repaid AXIS CDN$2,926,446. The amounts owed to AXIS at June 30, 2011 and 2010 were CDN$54,242 and CDN$1,128,768 respectively and are reflected in non-current liabilities – advances from affiliates. During fiscal 2011 and 2010, no interest was charged by AXIS.

During the fiscal year ended June 30, 2010, the Company entered into a subscription agreement with Northern Capital Resources Corp (“NCRC”) whereby NCRC would subscribe for 8.5 million shares at an issue price of US$1.00 per share to raise US$8.5 million. During September 2009, pursuant to the subscription agreement, the Company (i) issued 5,056,671 shares of common stock at an issue price of US$1.00 per share raising CDN$5,056,071, (ii) on March 31, 2010, issued a further 4,903,680 shares of common stock at a purchase price of US$1.00 per share for aggregate proceeds of CDN$5,181,196, and (iii) on July 14, 2010, issued 1,427,580 shares of common stock to NCRC at an issue price of US$1.00 per share, raising CDN$1,475,261. Effective as at December 31, 2010, the Company issued a further 32,448,000 shares to NCRC at an issue price of US$0.05 per share, raising CDN$1,622,400. The proceeds have been utilized to help fund the acquisition of shares in Acadian and for working capital purposes. Mr. Joseph Gutnick is the Chairman and Chief Executive Officer of NCRC and certain companies with which Mr. Gutnick is associated own approximately 36.52% of the outstanding common stock of NCRC. In addition, Legend International Holdings, Inc. (“Legend”), of which Mr. Gutnick is the Chairman and Chief Executive Officer, owns 31.46% of NCRC. NCRC currently holds approximately 96.578% of the outstanding common stock of the Company. During fiscal 2011 and 2010, NCRC advanced Golden River Resources CDN$860,845 and CDN$nil respectively. During fiscal 2011, Golden River Resources repaid NCRC CDN$1,064,301. The amount owed to NCRC at June 30, 2011 and 2010 under current liabilities – advances from affiliates was CDN$nil and CDN$203,456 respectively.

Acadian acquired the remaining 50% of the 15 Mile Stream mineral claims for a cash payment of CDN$70,000 and a non-interest bearing note for CDN$1.0 million due July 2010 and a 1% net smelter royalty payable to Mr. Will Felderhof, the former President and CEO of Acadian, and members of his family. On July 8, 2010, the Company extended the terms of the CDN$1.0 million note for a further 12 months and paid a CDN$100,000 principal payment. Amounts due are reflected in current and non-current liabilities – note payable at June 30, 2011 and June 30, 2010 respectively. On July 8, 2011, the Company paid the amount owed in full.

Transactions with Management

We have a written policy that we will not enter into any transaction with an Officer, Director or affiliate of us or any member of their families unless the transaction is approved by a majority of our disinterested non-employee Directors and the disinterested majority determines that the terms of the transaction are no less favourable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time authorised.

Principal Accounting Fees and Services

The following table shows the audit fees we were billed by PKF for fiscal 2011 and 2010.

	2011	2010
Audit fees	CDN$160,838	CDN$197,307
Audit related fees	-	-
Tax fees	45,709	93,054
Total	CDN$206,547	CDN$290,361

Audit fees were for the audit of our annual financial statements, review of financial statements included in our 10-Q quarterly reports, and services that are normally provided by independent auditors in connection with our other filings with the SEC.  This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of our interim financial statements.

Tax fees for 2010 relate to the preparation of the fiscal years 2004 through 2010 tax returns and the 2011 fees relate to the fiscal 2011 tax returns and various other tax planning and compliance related filings.

As part of its duties, our Audit Committee pre-approves audit and non-audit services performed by our independent auditors in order to assure that the provision of such services does not impair the auditors’ independence.  Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent auditors.

By order of the Board of Directors,

Peter J Lee
Secretary

May 4, 2012

EXHIBIT A

GOLDEN RIVER RESOURCES CORPORATION.

NOTICE PURSUANT TO SECTION 228 OF THE GENERAL

CORPORATION LAW

To:           All Stockholders

1.
PLEASE TAKE NOTE THAT Stockholders owning at least a majority of the outstanding stock of Golden River Resources Corporation. by written consent with a meeting dated April 26, 2012 have duly adopted the following resolution:

“a resolution approving the re-election of Joseph Isaac Gutnick, David Stuart Tyrwhitt, Peter James Lee and Mordechai Zev Gutnick for a period of 12 months and until their successors are elected and have qualified.

PETER LEE
Secretary